Remote Monitoring and Control Provider Acorn Announces Rights

Offering Exercise Price of $0.24 Per Whole Share of Common Stock

Wilmington, DE – June 4, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, air compressors and other industrial equipment, through its 80%-owned OmniMetrix™, LLC subsidiary, today confirmed the terms of its previously announced Rights Offering to existing securityholders. The Rights Offering seeks to raise gross proceeds of approximately $2.4 million and is covered by a Backstop Agreement to acquire all unsubscribed shares, both of which are discussed below.

Rights Offering Terms

Each Right will entitle securityholders as of Monday, June 3, 2019, the record date for the Rights Offering, to purchase 0.312 shares of Acorn Common Stock at a subscription price of $0.24 per whole share. No fractional shares will be issued. The closing price of Acorn’s Common Stock on the record date of the Rights Offering was $0.2925.

Subject to the effectiveness of the Registration Statement described below, distribution of the Rights is expected to commence on Thursday, June 6, 2019. The Rights will be exercisable through Monday, June 24, 2019.

The Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The Company may not accept any offers to purchase Acorn Common Stock pursuant to the Rights prior to the time the Registration Statement becomes effective.

For additional information on the Rights Offering, please see the prospectus included in Acorn’s Registration Statement on Form S-1, which is preliminary and subject to completion, and amendments to be filed with the Securities and Exchange Commission prior to the commencement of the Rights Offering. The completion of the Rights Offering remains subject to the satisfaction of certain conditions, and Acorn reserves the right to terminate the Rights Offering at any time prior to the expiration date of the Rights Offering, including prior to the commencement of the Rights Offering.

Information Agent

D.F. King & Co., Inc. will act as the Information Agent in connection with the Rights Offering. Securityholders with questions relating to the Rights Offering may contact them directly toll-free at 866-388-7535.

Use of Proceeds

Acorn intends to use the net proceeds from the Rights Offering to finance the contemplated reacquisition of the 20% minority interest in its OmniMetrix, LLC subsidiary that it does not already own and to provide OmniMetrix with additional sales and marketing resources to facilitate expansion into additional geographic markets and new product applications, as well as to support next-generation product development. Any net proceeds not so utilized will be used for general working capital purposes.

Backstop Agreement

In connection with the Rights Offering, Acorn will enter into a Backstop Agreement with certain of its directors and Leap Tide Capital Management LLC, the sole manager of which is Acorn’s President and CEO, pursuant to which they will agree to purchase from Acorn any and all unsubscribed shares of Common Stock in the Rights Offering, subject to the terms, conditions and limitations of the Backstop Agreement. The Backstop Purchasers will not receive any compensation or other consideration for entering into or consummating the Backstop Agreement.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, LLC, which provides machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Registration Statement will be declared effective and/or that the Rights Offering will be completed. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Rights Offering Information Agent	Investor Relations Contacts

D.F. King & Co., Inc.	Catalyst IR
866-388-7535	William Jones, 267-987-2082
David Collins, 212-924-9800
acfn@catalyst-ir.com